Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-1 of Stamford Industrial Group, Inc. (formerly “Net Perceptions, Inc.”) of our report dated March 29, 2007 relating to our audit of the consolidated financial statements of Net Perceptions, Inc. and subsidiaries, which appears in the Annual Report on Form 10-K of Net Perceptions, Inc. for the year ended December 31, 2006, and our report dated March 29, 2007 relating to our audit of the financial statements of CRC Acquisition Co., LLC as of December 31, 2005, and for the period January 1, 2006 to December 31, 2006 and for the years ended December 31, 2005 and 2004, which also appears in the Annual Report on Form 10-K of Net Perceptions, Inc. for the year ended December 31, 2006.

We also consent to the reference to our firm under the caption "Experts" in the Prospectus, which is part of this Registration Statement.

/s/McGladrey & Pullen, LLP
McGladrey & Pullen, LLP
Stamford, Connecticut
July 25, 2007